U.S. GLOBAL INVESTORS FUNDS

SERVICES AGREEMENT

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U.S GLOBAL INVESTORS FUNDS

SERVICES AGREEMENT

AGREEMENT dated as of the 9th day of December, 2015, by and between U.S. Global Investors Funds, a Delaware statutory trust, with its principal office and place of business at 7900 Callaghan Road, San Antonio, Texas 78229 (the “Trust”), and Atlantic Fund Administration, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (together with its successors in interest, “Atlantic”).

WITNESSETH

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and may issue its shares of beneficial interest, no par value (the “Shares”), in separate series and classes; and

WHEREAS, the Trust offers shares in various series as listed in Appendix D (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with SECTION 6, being herein referred to as a “Fund,” and collectively as the “Funds”) and the Trust may in the future offer shares of various classes of each Fund as listed in Appendix D (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a “Class,” and collectively as the “Classes”); and

WHEREAS, the Trust desires that Atlantic perform certain services for each Fund and Class thereof, and Atlantic is willing to provide those services, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust on its behalf and on behalf of each Fund and Atlantic hereby agree as follows:

SECTION 1. DEFINED TERMS; APPOINTMENT; DELIVERY OF DOCUMENTS

(a)        As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or similar governing body, management or executive officers of that Person.

“Affiliated” mean the relationship of being an Affiliate to another Person.

“Agreement” means this Agreement and any appendices and schedules attached hereto, in each case as any of them may be amended from time to time.

“Governing Body” means, for any entity, the Person or body of Persons governing the operations of the entity (for example, if the entity is a corporation, its board of directors).

“Instruction” means any oral and written notice or statement directing action or inaction, including any such notice or statement transmitted to Atlantic (i) in electronic format by machine-readable input, electronic mail, CRT data entry or other similar means, or (ii) in person or by telephone, facsimile, email by portable data format (.pdf) or other electronic means.

“Intellectual Property Rights” means: (i) trademarks, service marks, brand names, certification marks, trade dress, trade names and other indications of origin, and the goodwill associated with the foregoing; (ii) inventions, discoveries and improvements, whether patentable or not; (iii) patents, applications for patents, inventors’ certificates and invention disclosures; (iv) non-public information, ideas, trade secrets and confidential information and rights to limit the use or disclosure thereof by any Person; (v) copyrightable works, including writings, databases, computer software programs and documentation; (vi) copyrights and mask works; (vii) any similar intellectual property or proprietary rights; and (viii) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case, including all registrations, applications for registration, applications, renewals, extensions, and reissues, of or for any of the foregoing and in any jurisdiction.

“Party” means each of the Trust and Atlantic.

“Person” means any natural person or incorporated or unincorporated entity.

“SEC” means the United States Securities and Exchange Commission and any successor governmental authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Third Party Contract” means a contract or other understanding or agreement (other than this Agreement) between or among (i) the Trust and (ii) a third party service provider to the Trust pursuant to which such third party is obligated to take or refrain from taking actions that are necessary or useful for the orderly and timely delivery of the Services, including contracts or understandings with (A) Advisers, (B) principal underwriters, (C) Persons acting as PEO, PFO or CCO and their respective employers, (D) Fund Intermediaries, and (E) Non-Discretionary Subcontractors.

“Third Party Service Provider” means any Person that provides services to the Trust under a Third Party Contract.

Other capitalized terms used but not defined in this SECTION 1(a) shall have the meanings set forth in the table below:

1934 Act	8	Adviser	5
1940 Act	ii	Atlantic	ii
38a-1 Compliance Program	5	Atlantic Indemnitees	8
38a-1 Manuals	17	Atlantic Processes	7

Authorized Person	4	Policies and Procedures	5
Board	5	Policy	16
CCO	7	Privacy Laws	14
Change Control Process	6	Proprietary Information	13
Class	ii	Prospectus	4
Dependencies	6	Receiving Party	14
Dependencies Schedule	6	Registration Statement	5
Disclosing Party	14	Reviews	17
Effective Date	10	Service Change	5
Executive Officers	5	Service Change Plan	5
Fee Schedule	10	Service Plan	5
Fund	ii	Service Providers	15
Fund Intermediaries	6	Services	5
Governmental Authority	4	Services Operations	17
Law	4	Shareholders	4
Non-Discretionary Subcontractors	6	Shares	ii
NSCC	8	Standard of Care	8
Organic Documents	5	termination costs	12
Partial Termination	11	Trust	ii
PEO	5	Trust Counsel	7
PFO	5	Trust Records	13
Plan	5

For purposes of this Agreement, (i) the capitalized term “Law” means any statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof, (ii) “Governmental Authority” means any court, government department, central bank, commission, board, bureau, agency, securities or futures industry associations or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction and (iii) “Authorized Person” means any Executive Officer, the Board or any committee thereof or any other Person designated in writing by the Board.

(b)        The Trust hereby appoints Atlantic, and Atlantic hereby agrees, to act or to cause an Affiliate to act for the Trust and for each of the Funds for the period and on the terms set forth in this Agreement as administrator, fund accountant and transfer agent for the authorized and issued Shares, including dividend disbursing agent and agent in connection with any accumulation plan, open-account plan, periodic investment plan, periodic withdrawal program or similar plan or programs provided to the registered owners of Shares (“Shareholders”) and set out in the currently effective prospectuses and statements of additional information of the applicable Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”).  As the context may require (including in relation to the delivery of the Services and information, and compliance with recordkeeping requirements), references herein to Atlantic include Atlantic and such Affiliates to which Atlantic may from time to time subcontract the performance of the Services or any portion thereof pursuant to SECTION 5(f) of this Agreement.  Pursuant and subject to the provisions of this Agreement, including SECTION 5(f) hereof, Atlantic shall be fully responsible to the Trust for the acts and omissions of any such subcontractor as Atlantic is for its own acts and omissions under this Agreement.

(c)        In connection herewith, the Trust has delivered to Atlantic or Atlantic has received copies of (i) the Trust’s Agreement and Declaration of Trust (collectively, with the Trust’s By-Laws, if any, as amended from time to time, “Organic Documents”), (ii) the Trust’s Registration Statement and all amendments thereto filed with the SEC pursuant to the Securities Act or the 1940 Act (the “Registration Statement”), (iii) the current Prospectus for each Fund, (iv) each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act (“Plan”) and each current shareholder service plan or similar document adopted by the Trust (“Service Plan”), (v) all policies and procedures adopted by the Trust with respect to the Funds (e.g., repurchase agreement procedures) (“Policies and Procedures”) and (vi) the Trust’s current compliance program adopted under Rule 38a-1 under the 1940 Act (the “38a-1 Compliance Program”), and shall promptly furnish Atlantic with all amendments of or supplements to the foregoing.

SECTION 2. DUTIES OF ATLANTIC AND THE TRUST

(a)        Subject to the direction and control of the Board of Trustees of the Trust (the “Board”) and as detailed in this Agreement, Atlantic shall manage, coordinate and report to the Board and, subject and pursuant to SECTION 11 of this Agreement, to the principal executive officer (“PEO”) and the principal financial officer (“PFO”) of the Trust, as such terms are defined in the Sarbanes-Oxley Act of 2002 (the “Executive Officers”) regarding the (i) Services and (ii) such other matters related to the services provided to the Trust by an Affiliate of Atlantic as may be specifically set forth in this Agreement.

(b)        With respect to the Trust or one or more Funds, as applicable, and subject to the terms and conditions of this Agreement, Atlantic shall provide the services set forth in Appendix A (the “Services”).  Atlantic shall provide such other services and assistance relating to the affairs of the Trust or an investment adviser to a Fund or the Funds (collectively, the “Adviser”) as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

(c)        Atlantic shall reasonably cooperate with the Trust to accommodate non-material changes and adjustments to any Service; the Trust recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect.  If (i) the Trust requests (A) the addition of a new service, or (B) any material change or adjustment to any Service, or (ii) in the event that the Trust materially amends its Policies and Procedures or 38a-1 Compliance Program or there is a material change in Law related to or affecting any Service (collectively, a “Service Change”), the parties shall cooperate with one another to implement such addition, change or adjustment in a manner that minimizes any material adverse effect on the Trust.  The parties shall mutually determine the date on which such Service Change shall take place, and develop a written plan to implement such Service Change (a “Service Change Plan”), as well as any implementation or additional fees and expenses that may be required to effect such Service Change.  Each Service Change Plan will include applicable obligations for each Party and will specify (A) actions to be taken by parties to Third Party Contracts, and (B) an effective date for the completion of the Service Change Plan.  Notwithstanding the foregoing, Atlantic shall have no obligation to effect any Service Change unless and until it has agreed to do so in writing.  Any Service Change made by the parties shall become part of the Services for all purposes under this Agreement thereafter.  For purposes of this Agreement, the foregoing shall be the “Change Control Process.”

(d)        In addition to the limitation of liability set forth in SECTION 3 of this Agreement, Atlantic shall not be liable to the Trust or any other Person for any failure to provide any Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on Atlantic’s ability to comply with its obligations under this Agreement):

(i)	if any relevant Dependencies (as defined in Appendix B), hereinafter the “Dependencies Schedule”, “Dependencies”) upon which performance of the relevant Service depends are not met and the failure to meet any such Dependencies was not a result of delay, or failure to provide information or take action, by Atlantic required to be provided or taken under this Agreement;

(ii)	if the failure to perform the Services is at the request or with the consent of the Trust or an Authorized Person;

(iii)	if the failure to perform the Services results from incorrect or corrupted information provided by (A) any Third Party Service Provider, including any Adviser, the principal underwriter for a Fund, brokers or other intermediaries through which a Fund’s Shares may be sold or distributed (“Fund Intermediaries”) and any other current or predecessor service providers to the Trust or (B) valuation or market information providers, pricing services, couriers, software houses, custodians (excluding Atlantic), clearing systems or depositories, provided, that (1) if any such Person described in clause (B) above is chosen by Atlantic, then the selection of such Person must have been reasonable under the circumstances (and the selection of such a Person shall be deemed reasonable if, after notice explicitly identifying such selection and providing an opportunity to object to such selection, the Board or an Executive Officer does not object to such selection); and (2) in any event, Persons shall be deemed reasonable if they are selected or retained at the direction of the Trust or an Authorized Person (“Non-Discretionary Subcontractors”) or with the consent of the Trust or an Authorized Person; and/or

(iv)	if any Law (as defined below) to which Atlantic or any third party is subject prevents or limits the performance of the duties and obligations of Atlantic, and, if such Law affects Atlantic, Atlantic has notified the Trust or an Authorized Person.

Notwithstanding the foregoing, Atlantic shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this SECTION 2(d) subsist; provided that Atlantic shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred).  If, despite the foregoing, Atlantic incurs any such additional costs in endeavoring to supply the Services, Atlantic shall promptly notify an Authorized Person, and the Trust shall reimburse those costs to Atlantic to the extent that they have been reasonably incurred (and Atlantic used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties.

(e)        Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Prospectus or any provision of the 1940 Act.  The Trust acknowledges and agrees that (i) the summary of the Services set out in Appendix A are intended to define the scope of the Services to be provided; and (ii) subject to the Board’s right to audit the efficacy of the Atlantic Processes in connection with discharging the Board’s obligations under Rule 38a-1 and pursuant to SECTION 11 of this Agreement, the procedures, features, functionalities, systems and/or facilities (“Atlantic Processes”) that support the provision of the Services by Atlantic or any Affiliated subcontractor shall be a matter for the sole discretion of Atlantic.  Except as otherwise specifically provided in Appendix A with respect to the Services, the Trust assumes all responsibility for ensuring that the Trust complies in all material respects with all applicable requirements of the Securities Act, the 1940 Act and any other Laws applicable to the Trust.

(f)        Atlantic shall perform the Services (i) in material compliance with Laws applicable to Atlantic and (ii) subject to the terms of this Agreement, in observance of the Policies and Procedures and the 38a-1 Compliance Program.

(g)        Atlantic shall (i) promptly notify the Trust’s chief compliance officer (“CCO”) and its legal counsel, if any, (“Trust Counsel”) of any material violation of Law known to Atlantic by the Trust or any Funds and (ii) at each meeting of the Board and at such other times as determined appropriate by Atlantic, notify the Board of any other violation of Law by Atlantic or a Third Party Service Provider affecting the Trust of which Atlantic becomes aware in providing the Services, including as a result of information generated by Atlantic, detected through Atlantic’s internal or external audit procedures or provided to Atlantic by other service providers to the Trust or any Atlantic subcontractor.

(h)        Prior to the commencement of Atlantic’s responsibilities under this Agreement with respect and to the extent applicable to a new Fund, the Trust shall deliver or cause to be delivered to Atlantic (i) an accurate list of Shareholders, showing each Shareholder’s address of record, number of Shares owned and whether such Shares are represented by outstanding share certificates and (ii) all Shareholder and Fund records, files, and other materials necessary or appropriate for proper performance of the functions assumed by Atlantic under this Agreement.

(i)         In order for Atlantic to perform the Services required by this Agreement, the Trust shall take reasonable steps to encourage all service providers to the Trust to furnish any and all information to Atlantic as reasonably requested by Atlantic, and assist Atlantic as may be required.

SECTION 3. STANDARD OF CARE; INDEMNIFICATION; RELIANCE; AND LIABILITY LIMITATIONS

(a)        Atlantic shall be under no duty to take any action except as specifically set forth in this Agreement or as may be specifically agreed to by Atlantic in writing.  Atlantic shall use commercially reasonable judgment and efforts in rendering the Services; provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, Atlantic shall not be liable to the Trust, any Shareholders or any other Person for any action or inaction of Atlantic relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of Atlantic’s duties or obligations under this Agreement or Atlantic’s reckless disregard of its duties and obligations under this Agreement (the “Standard of Care”).  Notwithstanding anything to the contrary in this Agreement, the maximum amount of liability of Atlantic to the Trust with respect to any Fund for any losses or damages in contract, tort or otherwise arising out of the subject matter of this Agreement shall be limited to those actual and direct damages that are reasonably incurred by the Trust and shall not exceed the greater of $250,000 or the fees paid by the Trust to Atlantic with respect to the Fund during the eighteen (18) months immediately preceding the date of the event giving rise to the claim.

(b)        The Trust agrees to indemnify and hold harmless Atlantic, its employees, agents, subcontractors, directors, officers and managers and any Person who controls Atlantic within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), (“Atlantic Indemnitees”) against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (A) Atlantic’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, except those actions or failures to act for which Atlantic would be liable under SECTION 3(a).

(c)        Atlantic agrees to indemnify and hold harmless the Trust, its employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out or in any way related to (A) Atlantic’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, in each case for which Atlantic would be liable under SECTION 3(a).

(d)        The Trust agrees to indemnify and hold harmless Atlantic, its employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out or in any way related to any action or failure or omission to act by the National Securities Clearing Corporation (the “NSCC”).  Atlantic will subrogate to the Trust any legal claims Atlantic has against NSCC and will, if reasonably requested by the Trust, sign all documents necessary for the Trust to pursue such claims.

(e)        An Atlantic Indemnitee shall not be liable to the Trust or any of the Trust’s Shareholders for any action taken or failure to act in good faith reliance upon:

(i)	the advice of the Trust or of counsel, who may be counsel to the Trust or counsel to Atlantic, and upon statements of accountants, brokers and other Persons reasonably believed in good faith by Atlantic to be expert in the matters upon which they are consulted;

(ii)	any oral instruction that it receives and that it reasonably believes in good faith was transmitted by the Person or Persons authorized by the Board to give such oral instruction; Atlantic shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

(iii)	any written instruction or certified copy of any resolution of the Board, and Atlantic may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Atlantic to have been validly executed;

(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Atlantic to be genuine and to have been signed or presented by the Trust or other proper party or parties;

(v)	any share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or former registrar or of a co-transfer agent or co-registrar of the Trust; or

(vi)	any electronic instructions from the Trust in conformity with security procedures established by Atlantic from time to time in order to (x) effect the transfer or movement of cash or Shares or (y) transmit Shareholder information or other information.

(f)        In order that the indemnification provisions contained in this SECTION 3 shall apply, upon the assertion of a claim for which either Party may be required to indemnify the other, the Party seeking indemnification shall promptly notify the other Party of such assertion, and shall keep the other Party advised with respect to all developments concerning such claim.  The Party who may be required to indemnify shall have the option to participate with the Party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other Party.  The Party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other Party may be required to indemnify it except with the other Party’s prior written consent.

(g)        Notwithstanding any other provision of this Agreement to the contrary, neither Party to this Agreement shall be liable to the other Party or any Atlantic Indemnitee or other indemnitee for any indirect, special or consequential damages in relation to the subject matter of this Agreement or under any provision of this Agreement, even if advised of the possibility of the same.

(h)        The Trust, and not Atlantic, shall be solely responsible for approval of the designation and compensation of the CCO, as well as for removing the CCO from the CCO’s responsibilities related to the Trust in accordance with Rule 38a-1.  Therefore, notwithstanding anything in this Agreement to the contrary, the Trust shall be responsible for supervising the activities of the CCO related to the Trust.

SECTION 4. COMPENSATION AND EXPENSES

(a)        In consideration of the Services provided by Atlantic pursuant to this Agreement, the Trust shall pay Atlantic, with respect to each Fund, the fees set forth in a separate document agreed to from time to time by the Parties (the “Fee Schedule”).  These fees shall be accrued by the Trust daily and shall be payable monthly in arrears on the second business day of each calendar month for services performed under this Agreement during the prior calendar month.  Reimbursement shall be payable monthly in arrears on the second business day of each calendar month for services performed under this Agreement during the prior calendar month.

If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to Atlantic such compensation as shall be payable prior to the effective date of termination.

(b)        Notwithstanding anything in this Agreement to the contrary, Atlantic and its Affiliated Persons may receive compensation or reimbursement from the Trust with respect to (i) the provision of services not covered by this Agreement on behalf of the Funds in accordance with any Plan or Service Plan, (ii) the provision of shareholder support or other services not covered by this Agreement, and (iii) service as a trustee of the Trust.

(c)        In connection with the Services provided by Atlantic pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse Atlantic for the expenses set forth in the Fee Schedule.  In addition, the Trust, on behalf of the applicable Fund, shall reimburse Atlantic for all expenses and employee time (at 150% of salary) attributable to any review, outside of routine and normal periodic reviews or other reviews provided for under this Agreement, of the Trust’s accounts and records by the Trust’s independent accountants or any regulatory body of which the Trust is first notified and that are not attributable to any negligent action or inaction of Atlantic or any custodian that was (as of the relevant time period) an Affiliate of Atlantic.

(d)        Atlantic may, with respect to questions of Law relating to its Services hereunder, apply to and obtain the advice and opinion of counsel to the Trust or counsel to Atlantic.  The costs of any such advice or opinion of counsel to the Trust shall be borne by the Trust, and Atlantic shall notify the Trust of any such advice for which the Trust bears the costs and shall cooperate with the Trust to ensure that such costs are reasonable.

SECTION 5. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)        This Agreement shall become effective as between Atlantic and the Trust on the date first above written (“Effective Date”).  This Agreement shall continue in effect until terminated.  This Agreement shall become effective with respect to a new Fund on the later of the date that the Trust’s Registration Statement with respect to such Fund becomes effective or the date of the commencement of operations of the Fund.  Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as any such agreement may have been deemed to relate to the Trust or the Funds.

(b)        This Agreement shall continue in effect (i) until terminated in its entirety or (ii), with respect to any Fund or with respect to the Services described in any one or more of the parts of Appendix A provided to any one or more of the Funds, until terminated as to a Fund or a Service described in any one or more of the parts of Appendix A provided to a Fund (a “Partial Termination”).

(c)        This Agreement may be terminated in its entirety or there may be a Partial Termination, without the payment of any penalty:

(i)	with or without cause, at any time, by either Party on the date specified in a written notice to the other Party provided not less than 120 days (60 days with respect to the Services described in Part II of Appendix A) prior to the termination date specified in the notice, provided that in the event the Trust gives notice of a Partial Termination (other than with respect to the Services described in Part II of Appendix A), Atlantic shall have thirty (30) days to deliver notice that it intends to terminate any remaining portion, or the entirety, of this Agreement (and any such notice from Atlantic shall be deemed to have been given as of the date of the original notice from the Trust and with the same effective date as that set forth in such notice from the Trust); provided further, that in the event Atlantic gives notice of termination or of a Partial Termination, the Board may delay the termination or Partial Termination for up to 60 days upon written notice to Atlantic and a finding that doing so is in the best interest of shareholders of the affected Fund or Funds;

(ii)	for cause at any time by the non-breaching Party on at least sixty (60) days’ written notice thereof to the other Party, if the other Party has materially breached any of its obligations hereunder including, with respect to Atlantic, the failure by Atlantic to act consistently with the Standard of Care; provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has cured such breach to the reasonable satisfaction of the non-breaching Party; and

(iii)	the provisions of this Agreement related to any of the Services described in Sections 1 through 4 of Part II of Appendix A may be terminated at any time by the Board, effective upon the date set forth in the written notice to Atlantic, without the payment of any penalty; the remaining portions of this Agreement shall be considered severable and not affected. In the event of termination of any of the Services described in Sections 1 through 4 of Part II of Appendix A, the Parties will mutually agree upon the fees payable to Atlantic with respect to the other Services described in Part II of Appendix A.

In the event of a Partial Termination the Parties shall agree to compensation with respect to the non-terminated Services in accordance with the Change Control Process.

(d)        Upon notice of termination by either Party of this Agreement, in its entirety or with respect to any Fund or any Service provided to any Fund, Atlantic shall promptly transfer to any successor service providers the original or copies of all books and records maintained by Atlantic under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities.  Should the Trust exercise its right to terminate this Agreement, the Trust shall reimburse Atlantic for Atlantic’s reasonable costs associated with the copying and movement of records and material to any successor Person, providing assistance to any successor Person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities and Atlantic’s out-of-pocket costs incurred in the termination or modification of any agreements (including software and data licenses) with third parties that are used by Atlantic primarily for the purpose of providing Services to the Trust or any Fund hereunder (“termination costs”); provided, however, that, notwithstanding anything herein to the contrary, the Trust shall have no obligation to reimburse Atlantic for its costs if the Trust terminates this Agreement pursuant to clause (c)(ii) above or if Atlantic terminates this Agreement pursuant to clause (c)(i) above (other than termination by Atlantic following a Partial Termination by the Trust as to which the Trust has reimbursement obligations).

(e)        The provisions of SECTION 3, SECTION 4, SECTION 5, SECTION 7 (other than SECTION 7(a)), SECTION 13 and SECTION 15 shall survive any termination of this Agreement.

(f)        Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any Party without the written consent of the other Party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.  Subject to prior notice to the Trust, Atlantic may, without further consent on the part of the Trust, (i) assign this agreement to any Affiliate of Atlantic or (ii) subcontract for the performance hereof with any entity, including an Affiliate of Atlantic; provided however, that Atlantic shall be as fully responsible to the Trust for the acts and omissions of any assignee or subcontractor as Atlantic is for its own acts and omissions under this Agreement and that no such assignment or subcontract will increase the compensation payable by the Trust to Atlantic under this Agreement for the Services.  Notwithstanding the foregoing, (A) Atlantic shall not be liable for the acts or omissions of (i) any Non-Discretionary Subcontractors or (ii) any assignee provided that the Trust has consented to such assignment and (B) Atlantic may subcontract for the performance hereof with any of its Affiliates without prior notice; provided however, that Atlantic shall be as fully responsible to the Trust for the acts and omissions of such Affiliate as Atlantic is for its own acts and omissions and that no such subcontract will increase the compensation payable by the Trust to Atlantic under this Agreement for the Services.

SECTION 6. ADDITIONAL FUNDS OR CLASSES OF SHARES

In the event that the Trust establishes one or more series or classes of Shares after the effectiveness of this Agreement, each such series or class of Shares shall become a Fund, or class of Shares of a Fund (if applicable), under this Agreement and shall be added to Appendix D.

SECTION 7. RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

(a)        Atlantic shall prepare and maintain on behalf of the Trust the books and records detailed in the Appendices and such other records as are agreed from time to time in writing by Atlantic and the Trust (the “Trust Records”).  The books and records maintained by Atlantic shall be prepared, maintained and, subject to SECTION 7(d) below, preserved by Atlantic in such form, for such periods and in such locations as may be required by the Laws applicable to the Trust, including Section 31 of the 1940 Act and Rule 38a-1 under the 1940 Act.  The Trust Records in Atlantic’s possession shall be the property of the Trust.

(b)        Subject to Atlantic’s then-current, reasonable confidentiality, security and data protection procedures, the Trust and its authorized representatives and any Governmental Authority with jurisdiction over the Trust shall have reasonable access to the Trust Records at all times during Atlantic’s normal business hours.  Upon the reasonable advance request of the Trust, an Authorized Person or the CCO, copies of Trust Records shall be provided by Atlantic to the Trust or its authorized representatives, provided that the Trust or the appropriate Fund shall pay Atlantic’s reasonable costs of copying the Trust Records.

(c)        If Atlantic receives a request or demand from a third party, including a Governmental Authority with jurisdiction over the Trust, to inspect any Trust Records, Atlantic will endeavor to notify the Trust and to secure instructions from the Trust or an authorized representative about such inspection.  Atlantic shall abide by such instructions for granting or denying the inspection; provided, that Atlantic may grant the inspection without instructions or in contravention of instructions if Atlantic is advised by counsel to Atlantic or the Trust that failure to do so is likely to result in liability to Atlantic; and provided, further, that in such event, Atlantic shall endeavor promptly to advise the Trust of such contrary advice, to the extent practicable in advance of any inspection.

(d)        Upon termination of this Agreement, Atlantic shall, subject to payment of all undisputed amounts due to Atlantic hereunder and at the expense and direction of the Trust, transfer to the Trust or any successor service provider all Trust Records in the electronic or other medium in which such material is then maintained by Atlantic.

(e)        The Trust acknowledges that the information provided by Atlantic pursuant to SECTION 11 of this Agreement, databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Atlantic on databases under the control and ownership of Atlantic or a third party retained by Atlantic constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial importance to Atlantic or the third party.  The Trust agrees to treat all Proprietary Information as proprietary to Atlantic and further agrees that it shall (i) maintain as confidential any Proprietary Information and (ii) cause its Authorized Persons and other officers, directors and representatives to treat as confidential any Proprietary Information, and Atlantic may request and shall receive from any such Persons an executed acknowledgement by them of such obligations.

(f)        The Trust and Atlantic (for purposes of SECTION 7(f) and SECTION 7(g), each a “Receiving Party”) agree to keep confidential all information disclosed by the other Party (for purposes of SECTION 7(f) and SECTION 7(g), each a “Disclosing Party”), including all forms and types of financial, business, marketing, operations, technical, economic, engineering and personnel information of the Disclosing Party, whether tangible or intangible.

(g)        Notwithstanding any provision of this Agreement to the contrary, the Trust and Atlantic agree that the following information shall not be deemed confidential information: (i) information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third Person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this SECTION; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or Affiliates without reference to the Disclosing Party’s confidential information.

(h)        Notwithstanding any provision of this Agreement to the contrary, Atlantic may: (i) provide information to Atlantic’s counsel and to Persons engaged by Atlantic or the Trust to provide or support the provision of Services; (ii) provide information consistent with operating procedures that are customary with respect to the services in the industry; (iii) identify the Trust as a client of Atlantic for Atlantic’s sales and marketing purposes; and (iv) provide information as approved by the Trust or its authorized representative.

(i)         Atlantic acknowledges that certain Shareholder information made available by the Trust to Atlantic or otherwise maintained by Atlantic under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy laws (collectively, “Privacy Laws”).  Atlantic agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of Atlantic and the Trust; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect against access to such information by unauthorized Persons; and (iv) to cooperate with the Trust and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the parties, including to the extent Atlantic maintains or otherwise possesses consumer report information for a business purpose, the proper disposal of such information.

(j)         Atlantic shall establish and maintain commercially reasonable facilities and procedures for safekeeping of all records maintained by Atlantic pursuant to this Agreement.

SECTION 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS

(a)        Representations, Warranties and Agreements of Atlantic.  Atlantic represents, warrants and agrees to the Trust that:

(i)	It is a limited liability company duly organized and existing under the laws of the State of Delaware and is in good standing in the States of Delaware and Maine.

(ii)	It is empowered under Law applicable to Atlantic and by the documents pursuant to which it was formed as a limited liability company entity in the State of Delaware to enter into this Agreement and perform its duties under this Agreement.

(iii)	All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement.

(iv)	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations, and assist the CCO in the performance of the CCO’s duties and obligations, under this Agreement.

(v)	This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Atlantic, enforceable against Atlantic in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(vi)	It shall make available an individual who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the reasonable opinion of Atlantic, in the exercise of the CCO’s duties to the Trust, act in good faith and in a manner reasonably believed by the CCO to be in the best interests of the Trust.

(vii)	It shall compensate the CCO fairly, subject to the Board’s right under any applicable Law (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO and it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Trust or by any Adviser, administrator (as that term is defined in Rule 0-1 of the 1940 Act), principal underwriter or transfer agent to the Trust (collectively, “Service Providers”).

(viii)	It shall report to the Board promptly if it learns about CCO malfeasance or in the event the CCO is terminated as a Chief Compliance Officer by another investment company registered under the 1940 Act.

(ix)	It shall report to the Board if at any time it knows that the CCO is subject to the disqualifications set forth in Section 15(b)(4) of the 1934 Act or Section 9 of the 1940 Act.

(b)        Representations, Warranties and Agrees of the Trust.  The Trust represents, warrants and agrees to Atlantic that:

(i)	It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.

(ii)	It is empowered under Law applicable to the Trust and by its Organic Documents to enter into this Agreement and perform its duties under this Agreement.

(iii)	All requisite statutory trust proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement.

(iv)	It is registered as an open-end management investment company under the 1940 Act.

(v)	This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(vi)	A registration statement under the Securities Act is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds and Classes of the Trust being offered for sale, except to the extent that Atlantic is responsible for any of the foregoing under this Agreement and has failed to cause such filings to be made not as the result of the failure of a Dependency.

(vii)	The CCO shall be covered by the Trust’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that the CCO's coverage under the Policy is (a) reinstated should the Policy be cancelled; (b) continued after the CCO ceases to serve as the Trust’s CCO on substantially the same terms as such coverage is provided for Trust officers after such individuals are no longer officers of the Trust; or (c) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is provided for Trust officers (but for a period no less than six years). The Trust shall provide Atlantic with proof of current coverage, including a copy of the Policy, and shall notify Atlantic immediately should the Policy be cancelled or terminated.

(viii)	Each of the employees of Atlantic that serves or has served at any time as an officer of the Trust, including the CCO, President and Treasurer, is covered by the Policy and subject to the provisions of the Trust’s Organic Documents regarding indemnification of its officers.

SECTION 9. FORCE MAJEURE

Atlantic shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.  In addition, to the extent Atlantic’s obligations hereunder are to oversee or monitor the activities of third parties, Atlantic shall not be liable for any failure or delay in the performance of Atlantic’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Atlantic.

SECTION 10. ACTIVITIES OF ATLANTIC

Except to the extent necessary to perform Atlantic’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Atlantic’s right, or the right of any of Atlantic’s managers, officers or employees who also may be a trustee, officer or employee of the Trust, or Persons who are otherwise affiliated Persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other Person.

SECTION 11. AUDIT RIGHTS; COOPERATION WITH CHIEF COMPLIANCE OFFICER OTHER SERVICE PROVIDERS AND INDEPENDENT ACCOUNTANTS

(a)        Atlantic shall (i) measure, monitor and track the performance of the Services and (ii) report such performance to the Trust or a designated Authorized Person on a periodic basis in arrears in a form and with such frequency as may mutually agreed by the parties.

(b)        Subject to the terms of this Agreement, Atlantic shall also provide to the CCO a copy of (i) any SSAE 16 or similar report obtained by Atlantic (or any Affiliated subcontractor of a material portion of the Services) with respect to its operations (and the operations of any such Affiliated subcontractor) related to the Services from time to time, (ii) the various reports as may from time to time be agreed by the CCO and Atlantic (which may be delivered by Atlantic or, as applicable, any Affiliated subcontractor of a material portion of the Services) with the frequency set forth therein, and (iii) Atlantic’s (or such Affiliated subcontractors’) compliance policies (“38a-1 Manuals”) applicable to Atlantic’s (or such Affiliated subcontractors’) operations related to the Services (“Services Operations”), as amended from time to time.

(c)        Upon the Trust’s reasonable request and subject to Atlantic’s then-current, reasonable confidentiality, security and data protection procedures, Atlantic will permit the CCO and other authorized representatives of the Trust to visit with the appropriate personnel at Atlantic (or such Affiliated subcontractors) in order to conduct due diligence on, audit, inspect or otherwise examine the Services Operations and the Atlantic Processes (collectively, “Reviews”).  The Trust agrees that a Review may cover the entire scope of the Services Operations and will occur at Atlantic’s (or such Affiliated subcontractors’) facilities upon reasonable advance notice and will be scheduled to occur during regular business hours.  The expenses incurred by a Person conducting a Review shall not be borne by Atlantic.  The parties will cooperate to minimize the disruption associated with Reviews, including the scope and timing of such Reviews.  On-site Reviews of Atlantic (or such Affiliated subcontractors) will be limited to two (2) Reviews per calendar year, except if and to the extent that material service, information security or compliance issues with respect to the Services Operations merit additional Reviews in the reasonable opinion of the CCO or a Review is requested in writing by an Adviser to a Fund.

(d)        Atlantic shall provide certifications about Atlantic’s Services Operations in the form attached hereto as Appendices C-1 through C-3 with the frequency and to the Person(s) detailed in such Appendices, as they may be amended as agreed by the Parties taking into account industry standards for such certifications.  At such other times as the Trust and Atlantic may agree, Atlantic shall provide reasonable, mutually acceptable, written certifications about such other matters as may be reasonably requested by the Trust and agreed by Atlantic.

(e)        If Atlantic is notified in writing by a Governmental Authority that Atlantic (or any Affiliated assignee or subcontractor of a material portion of the Services) is in violation of any Law applicable to Atlantic (or such assignee or subcontractor) and related to the Services, Atlantic shall:

(i)	determine whether such Law applies to Atlantic (or such assignee or subcontractor) and whether Atlantic (or such assignee or subcontractor) is in violation of such applicable Law;

(ii)	provide the CCO (and each Executive Officer that requests such report) with a report identifying the cause of, and the intended procedure/steps for correcting or resolving, such violation and the timeline for completing such procedure/steps;

(iii)	with respect to any such violation that is material, and if requested by the CCO or an Executive Officer, meet with the CCO or an Executive Officer to discuss such violation and such intended procedure/steps and timeline; and

(iv)	implement the intended procedure/steps for correcting such failure.

Atlantic shall notify the CCO or an Executive Officer upon completing the intended procedure/steps for correcting any such failure or violation.

(f)        Subject to the provisions of this Agreement (including the Fee Schedule, the Change Control Process and SECTION 7 related to confidentiality), Atlantic shall cooperate with the Executive Officers, the CCO and the Trust’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

(g)        Notwithstanding any other provision of this Agreement to the contrary, to the extent Atlantic is under this Agreement (including the Appendices) required to deliver or provide data, information or reports to any Executive Officer or the CCO, Atlantic shall be deemed to have satisfied any such obligation if it has provided commercially reasonable access to a single database per Service containing the required data, information or report, which access may be granted subject to reasonable confidentiality and security requirements.

SECTION 12. SERVICE DAYS

Nothing contained in this Agreement is intended to or shall require Atlantic, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Trust or of a Fund.  Functions or duties normally scheduled to be performed on any day, which is not a business day of the Trust or of a Fund, shall be performed on, and as of, the next business day, unless otherwise required by Law.

SECTION 13. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The trustees of the Trust and the Shareholders shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and Atlantic agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which Atlantic’s rights or claims relate in settlement of such rights or claims, and not to the trustees of the Trust or the Shareholders.

SECTION 14. TAXES

Atlantic shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any Shareholder or any purchase of Shares, excluding taxes assessed against Atlantic for compensation received by it under this Agreement, unless the taxes, assessments or governmental charges are the result of acts or failures to act for which Atlantic would be liable under SECTION 3(a).

SECTION 15. MISCELLANEOUS

(a)        Except for the Fee Schedule to add new Funds and Classes in accordance with SECTION 6, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)        This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law.

(c)        This Agreement constitutes the entire agreement between the parties hereto and, with respect to matters on or after the date hereof, supersedes any other agreement executed prior to the date hereof with respect to the subject matter hereof, whether oral or written.

(d)        This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)        If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)        All references herein to Sections and Appendices shall be deemed to be references to Sections of, and Appendices to, this Agreement unless the context requires otherwise.  All Section headings, the table of contents, and the title page of this Agreement are for convenience of reference only and are not intended to interpret, define or qualify the meaning of any provision of this Agreement.  Words in the singular include the plural and in the plural include the singular.  The words “including”, “includes”, “included” and “include”, when used, are deemed to be followed by the words “without limitation.”  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g)        Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a Party may have designated in writing, shall be deemed to have been properly given.

(h)        Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(i)         No Affiliated Person, employee, agent, director, officer or manager of Atlantic shall be liable at law or in equity for Atlantic’s obligations under this Agreement.

(j)         Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the Party indicated and that their signature will bind the Party indicated to the terms hereof.

(k)        Notwithstanding any provision of this Agreement to the contrary, Atlantic shall not be obligated to provide legal representation to the Trust or any Fund, including through the use of attorneys that are employees of Atlantic.

(l)         Each Appendix to this Agreement is part of the Agreement.  In the event of any conflict between this Agreement and any Appendices, this Agreement shall control.  To the extent Atlantic is required to deliver a report to the Trust under this Agreement, such obligation cannot be discharged by Atlantic delivering such report to itself or to an Affiliated subcontractor (including itself or such Affiliated subcontractor acting in any capacity under this Agreement other than in its capacity in delivering such report).

(m)       Except as specifically set forth in SECTION 3(b) and SECTION 3(c), there are no third party beneficiaries of this Agreement.

(n)        This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party or parties that drafted this Agreement or caused it to be drafted.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

U.S. GLOBAL INVESTORS FUNDS

By:	/s/ David Tucker
David Tucker
Chairman

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Stacey E. Hong
Stacey E. Hong
President

Appendix A

Services

Part I.  Fund Administration

Pursuant to SECTION 2(b) of the Agreement, Atlantic shall provide the following services, subject to the terms and conditions of the Agreement and this Appendix.  With respect to the Trust or each Fund, as applicable, Atlantic shall:

1.         Board Meetings and Board Reports

(a)        Maintain a calendar of scheduled meetings of the Board;

(b)        In connection with meetings of the Board or any committee thereof meeting at the same time as the Board:

(i)         prepare materials for meetings of the Board or such committee including (A) agendas reflecting the input and priorities of the Board or such committee, as applicable, and (B) resolutions and reports to the Board or such committee, as applicable, covering (1) regulatory and industry developments of general applicability, (2) the Trust’s operations, and (3) reports reasonably requested by the Board or such committee about the Services and data in Atlantic’s possession, and

(ii)        in connection with the Board’s obligations under section 15(c) of the 1940 Act, coordinate the delivery of Lipper or similar, industry-recognized analyses of fund expenses and performance relative to relevant benchmarks and comparable funds;

(c)        Distribute materials for meetings of the Board, including materials that have been approved or supplied by the Executive Officers, the CCO and Third Party Service Providers;

(d)        Coordinate matters related to Advisers’ and other Third Party Service Providers’ contract renewals and assist in, gather materials and information and analyses for;

(e)        Assist with the design and operation of Funds and provide consultation related to the regulatory aspects of the establishment, maintenance, and liquidation or dissolution of Funds;

(f)        At the request of the Trust, provide one or more employees reasonably satisfactory to the Board to attend meetings of the Board or any committee thereof or and to record minutes with respect to such meetings; and

(g)        Assist the Trust in soliciting proposals for and securing fidelity bond and director and officers/errors and omissions insurance and provide reasonably assistance to the board in connection therewith.

2.         Compliance

(a)        Reasonably assist the Board, Executive Officers, Advisers, the CCO and Trust Counsel with respect to regulatory compliance matters related to the Trust;

(b)        Reasonably assist the Trust and the CCO in developing or modifying compliance procedures for each Fund that are part of the Trust’s 38a-1 Compliance Program;

(c)        Prepare policies, procedures, committee charters and similar documents for review by Trust Counsel and approval by the Trust;

(d)        Prepare and distribute Trustee/Officer Questionnaires annually or at such other more frequent intervals as may be necessary;

(e)        Produce standard quarterly compliance reports for delivery to the Trust, the Advisers and the CCO; and

(f)        Coordinate examinations of the Trust or a Fund by the staff of the SEC or other Governmental Authorities, including: (i) compiling data and other information in response to requests for information, (ii) assisting with the preparation of the Trust’s responses to those examinations and the responses to general communications from those authorities and (iii) communicating with the Trust to provide status updates.

3.	Expense Accounting

(a)	Receive invoices, allocate expenses as appropriate, obtain approval from Executive Officer or other Authorized Person and authorize payment of expenses; and

(b)	Review Fund budgets, pro-forma financial statements, expense and profit/loss projections, and fee waiver/expense reimbursement projections on a periodic basis.

4.	Organic Documents; Recordkeeping and Ministerial Matters

Subject to review by Trust Counsel as to items (a), (b) and (g) below (as appropriate) and execution by Executive Officers (when required), Atlantic shall:

(a)        Prepare, file, amend as necessary and maintain the Trust’s Organic Documents and minutes of the meetings of the Board, any committees thereof, and Shareholders;

(b)        Prepare such filings as are necessary to maintain the Trust’s existence and good standing under applicable state law;

(c)        Administer direct contracts between the Trust and any Third Party Service Provider, and provide centralized oversight and coordination of all services provided to the Trust by Atlantic;

(d)        Provide the Trust adequate general meeting space for scheduled Board meetings and concurrent meetings of its committees;

(e)        Provide Persons reasonably suitable to the Trust to serve as ministerial officers, including secretary, of the Trust;

(f)        Assist and consult with the Trust’s officers in the negotiation of agreements to which the Trust or a Fund is a party that are related to the operations of the Trust or a Fund; and

Part II.  Compliance

Pursuant to SECTION 2(b) of the Agreement, Atlantic shall provide the following services, subject to the terms and conditions of the Agreement and this Appendix:

1.	Make Available a Qualified Person to Act as CCO

Subject to the approval of the Board, make available a qualified person to act as the CCO who is competent and knowledgeable regarding the federal securities laws.  Atlantic’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation, termination and level of compensation of the CCO as provided by Rule 38a-1.

2.	CCO Responsibilities

Except to the extent that any of the following shall be carried out by a Chief Compliance Officer for any Fund who reports directly to the Board, the CCO shall:

(a)        Report directly to the Board;

(b)        Review and administer the Trust’s compliance program policies and procedures including those policies and procedures that provide for oversight of compliance by the Trust’s Service Providers;

(c)        Conduct periodic reviews of the Trust’s compliance program to incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

(d)        Review no less frequently than annually, the adequacy of the policies and procedures of the Trust and the Service Providers and the effectiveness of their implementation;

(e)        Apprise the Board of significant compliance events at the Trust or the Service Providers;

(f)        Design testing methods for the Trust’s compliance program policies and procedures;

(g)        Perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Trust management and Service Providers;

(h)        Conduct periodic site visits to Service Providers as necessary;

(i)         Provide training to the Trust and deliver updates to the Trust or the Service Providers, as necessary;

(j)         Establish a quarterly reporting process to the Board, including both written and oral reports and attend regularly scheduled board meetings as well as special meetings on an as-needed basis;

(k)        Prepare a written annual report for the Board that, at a minimum, address (i) the operation of the Trust’s and its Service Providers’ policies and procedures since the last report to the Board; (ii) any material changes to such policies and procedures since the last report; (iii) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in (c) and (d) above; and (iv) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report; and

(l)         No less than annually, meet separately with the Trust’s independent trustees.

3.	Other Services

(a)        Provide compliance support for intermediary agreements that pertain to the Trust, such as shareholder service and similar service agreements, other than those agreements for which the Trust’s distributor  or another party is required to provide the services pursuant to a distribution or similar agreement between the Trust and the party as then in effect;

(b)        Review and approve communications with the public including quarterly financial statements not otherwise required to be reviewed by a Fund’s distributor or another party pursuant to a distribution or similar agreement between the Trust and the party as then in effect, for the Trust’s compliance with applicable Law; and

(c)        Assist the Trust with related compliance matters as reasonably requested.

4.	Sarbanes-Oxley and Other Officers

Subject to the approval of the Board, make available qualified persons who are competent and knowledgeable regarding the management and internal controls of the Trust to serve as the Executive Officers.

5.	Periodic Fee Analyses

Periodically review and report to the Board on the market-competitiveness of (i) the level of fees and any other expenses charged to the Trust by its Third Party Service Providers, excluding the Advisers, and (ii) the quality of the services provided by the Third Party Service Providers other than the Advisers.

6.	Other Services

Provide such other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation agreements.

7.	Recordkeeping

Maintain such records relating to its services under this Part II, including compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required, and for the periods for which the records are required to be maintained, under the 1940 Act, Rule 38a-1 thereunder and the Patriot Act.

Appendix B

Dependencies

Atlantic’s delivery of the Services is dependent upon:

(a)            The Trust and its Authorized Officers (i) responding to requests for instructions promptly and (ii) with respect to Authorized Officers, executing such documents as are required to be executed by such persons promptly, provided they are given reasonable advance notice of the requirement to do the same.

(b)            All instructions from the Trust or its Authorized Officers are complete, validated and authenticated in accordance with procedures in place from time to time between the Trust and Atlantic, and instructions that are amended or cancelled by the Trust are done so in accordance with procedures agreed from time to time between the Trust and Atlantic.

(c)            The communications systems operated by the Trust or its other service providers in respect of activities that interface with the Services remaining fully operational, to the extent that the operations of said system have an impact on the ability of Atlantic to provide the Services.

(d)            The authority, accuracy, truth and completeness of any information or data provided by or on behalf of the Trust by Authorized Officers or Third Party Service Providers that is reasonably requested by Atlantic or is otherwise provided to Atlantic in connection with the provision of the Services.  Without limitation of the foregoing, (i) market data, portfolio trade information and custodian information and counterparty information required to validate instructions from the Trust or perform any reconciliation service must be available, authorized, complete and correct; (ii) when the Trust has to provide information to allow pricing functions to be performed (e.g., fair market value prices), this is done by the applicable cut-off time and (iii) when a Third Party Service Provider (including an Adviser or any subadvisor) is required to deliver any information or report, this is done by the applicable cut-off time.

(e)            The validity and enforceability of all Third Party Contracts, and the Trust and such third parties remaining in compliance with their respective obligations thereunder, and the Trust taking all reasonable steps to enforce the terms of such contracts, to the extent that such validity, enforceability and compliance have an impact on the ability of Atlantic to provide the Services.

(f)            The Trust informing Atlantic on a timely basis of any modification to, or replacement of, any Policy or Procedures of the Trust or any contract to which it is a party that is relevant to the provision of the Services (in each case to the extent not known to Atlantic acting as administrator).
B-1

Appendix C-1

Form of Quarterly Certification to Trust CCO

Re:	Rule 38a-1 Certification for the Fund(s) (each a “Fund” and collectively, the “Funds”) listed on Exhibit A

To the Chief Compliance Officer of U.S. Global Investors Funds:

In connection with its Services Agreement (the “Services”), Atlantic Fund Administration, LLC (together with its subsidiaries “Atlantic”) is providing this certification for the Fund(s) with respect to the period [Date – Date] (the “Period”) for the purpose of assisting you in meeting the requirements of Rule 38a-1 under the Investment Company Act of 1940, as amended (“Rule 38a-1”).

In relation to the Services provided, Atlantic represents that to the best of its knowledge:

1)	Atlantic has adopted and implemented written policies and procedures (the “Procedures”) that are reasonably designed to prevent the violation of the federal securities laws (as defined under Rule 38a-1) by the Funds.

2)	With respect to the Funds, to the best of Atlantic’s knowledge after due inquiry, the items listed on Exhibit B represent compliance matters that have come to Atlantic’s attention during the Period, and may or may not reasonably be deemed material (as defined under Rule 38a-1). We note that you may have already been notified by Atlantic of other compliance matters in the due course of business. In addition, except as otherwise noted, there is nothing that has come to Atlantic’s attention to indicate that the Procedures are not effective in all material respects in relation to violations of federal securities laws that they were designed to prevent.

Sincerely,
C-1

Appendix C-2

Form of Periodic Certification to Trust Executive Officers

Re:	Sarbanes-Oxley [N-Q/N-CSR] Certification for the Fund(s) (each a “Fund” and collectively, the “Funds”) listed on Exhibit A

To the Principal Executive Officer and Principal Financial Officer of U.S. Global Investors Funds:

In connection with its Services Agreement (the “Agreement”), Atlantic Fund Administration, LLC (together with its subsidiaries “Atlantic”) is providing this sub-certification for the Fund(s) with respect to the period [ Date – Date ]  (the “Period”) for the purpose of assisting you with the certification requirements of the Sarbanes-Oxley Act of 2002 in connection with Form [N-Q/N-CSR] (the “Report”) to be filed by the Fund(s) with the Securities and Exchange Commission for the Period.

In relation to the services provided by Atlantic under the Agreement, Atlantic represents that to the best of its knowledge:

1.	Atlantic is responsible for the design and operation of Atlantic’s internal controls relating to the services that it provides for the Fund(s).

2.	For the Period, Atlantic is not aware of any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting for which Atlantic is responsible under the Agreement that are likely to adversely affect the Fund’s ability to record, process, summarize or report financial information.

3.	For the Period, there have been no material changes with respect to the design or operation of the internal controls of Atlantic related to the services provided by Atlantic under the Agreement.

4.	For the Period, Atlantic is not aware of any instances of fraud involving employees of Atlantic who have significant roles with respect to the Fund’s internal controls over financial reporting.

Sincerely,
C-2

Appendix D

U.S. Global Investors Funds

List of Funds

December 9, 2015

Fund	Effective Date
U.S. Government Securities Ultra-Short Bond Fund	December 10, 2015
Near-Term Tax Free Fund	December 10, 2015
All American Equity Fund	December 10, 2015
Holmes Macro Trends Fund	December 10, 2015
Global Resources Fund	December 10, 2015
World Precious Metals Fund	December 10, 2015
Gold and Precious Metals Fund	December 10, 2015
Emerging Europe Fund	December 10, 2015
China Region Fund	December 10, 2015
D-1

U.S. Global Investors Funds
Fee Schedule

December 9, 2015

This Fee Schedule relates to the Agreement dated as of December 11, 2015 by and between Atlantic Fund Administration, LLC and U.S. Global Investors Funds (the “Agreement”).  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.  Other defined terms in this Fee Schedule have the meanings set forth in the Agreement.

(A)            Annual Trust Administration Service Fees

•    [REDACTED]

(B)            Compliance Support Services

•    [REDACTED]
(C)            Recoupment of Costs Upon Termination

                [REDACTED]

(D)            Out-of-Pocket and Related Expenses

Out-of-pocket charges are charged to the Funds at cost and include the following: (i) regulatory filing fees (including blue sky and EDGAR), (ii) industry and benchmark data source fees (i.e., Lipper expense data), (iii) telecommunications costs, (iv) mailing, postage and delivery services, (v) reproduction costs, (vi) security pricing and valuation, credit rating, indicative data and other data fees, (vii) NASDAQ fees, (viii) banking fees (including DDA, wire, ACH, draft and lock box), (ix) NSCC fees and expenses, (x) Fund paper stock, (xi) literature processing and fulfillment, (xii) printing, (xiii) data storage, imaging and Fund record retention, (xiv) anti-money laundering vendor fees and expenses, (xv) shareholder voting information services (i.e., ISS) and proxy solicitation fees, (xvi) escheatment fees and expenses, (xvii)  travel-related expenses as authorized by the Board, (xviii) the cost of obtaining an SAS 70, SSAE16 or similar report with respect to the Services, and (xix) expenses related to compliance by the Trust with any new Law that comes into effect after the date hereof.  In addition, with respect to the Services listed in Part II of Appendix A, (x) travel expenses for the CCO in connection with oversight of the compliance programs of the Service Providers, (y) travel expenses in connection with travel requested by the Board, and (z) other expenses if approved by the Board.

(E)            Fee Waivers

Atlantic reserves the right to voluntarily waive fees for valid business purposes (e.g., asset growth, overall economics of servicing the Fund, expansion of services, competition, etc.); provided that no waiver shall be implemented unless (i) the waiver is first discussed with the Adviser to the Fund to which the waiver will apply, (ii) the waiver is part of a Fund-by-Fund waiver implementation plan, and (iii) the Board is notified of any material waiver of fees.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

U.S. GLOBAL INVESTORS FUNDS

By:	/s/ David Tucker
David Tucker
Chairman

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Stacey E. Hong
Stacey E. Hong
President